Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147382 on Form S-8 of our report dated April 16, 2007 (March 19, 2008 as to note 3, insomuch as it relates to the acquisition of Arcelor), relating to the 2006 financial statements of Mittal Steel Company N.V. (predecessor entity of Arcelor Mittal) and subsidiaries, appearing in this Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2007.

/s/ Deloitte Accountants B.V.
Rotterdam, The Netherlands
March 19, 2008